Exhibit 99.2

Press Contact:

Marie Knowles

Iridium Communications Inc.

+ 1 (301) 571-6279

marie.knowles@iridium.com

IRIDIUM NAMES THOMAS J. FITZPATRICK AS CFO

Eric Morrison Transitions to Strategic Finance Role for Iridium NEXT

BETHESDA, Md. – April 5, 2010 – Iridium Communications Inc. (NASDAQ: IRDM) today announced the appointment of Thomas J. Fitzpatrick to the role of executive vice president and chief financial officer (CFO) while Eric Morrison will continue with the company, assuming the new role of senior vice president, Iridium NEXT Financing and Planning.

“Tom Fitzpatrick is a seasoned CFO who brings to Iridium a strong track record of experience leading finance and accounting organizations in public telecom companies, and he is a terrific addition to our management team,” said Matt Desch, Iridium CEO. “His experience in the financial management of a public telecom operator is particularly relevant, as is his understanding of capital markets and experience interacting with investors.”

Mr. Fitzpatrick will assume responsibility for all aspects of Iridium’s finance organization, and he will join the management team in the company’s new McLean, Va., headquarters office. He will assume his new role effective April 5, 2010.

Previously, Mr. Fitzpatrick was executive vice president and CFO of Centennial Communications Corporation from 2002 to 2009. During his tenure, the company experienced significant growth in revenue and operating profit, and he played a key role in AT&T’s $2.7 billion acquisition of Centennial in November 2009. While CFO at Centennial, the company raised more than $2 billion in senior and high yield debt, and his management of Wall Street relationships facilitated a substantial increase in public ownership of the company.

Prior to Centennial, from 2001 until 2002 Mr. Fitzpatrick was CFO for ICG Commerce, a privately held Internet procurement services provider. From 2000 until 2001, he was CFO of Digital Access Inc., a broadband services provider. Prior to 2000, Mr. Fitzpatrick was CFO of publicly-traded companies in the information technology industry and vice president with Bell Atlantic Corporation (now Verizon). He holds an MBA from Villanova University, a BS from Pennsylvania State University and is a Certified Public Accountant.

“I want to thank Eric Morrison for his exceptional leadership as Iridium has completed its transition to becoming a public company,” Desch said. “I am especially pleased that we will now be able to leverage Eric’s considerable talent and deep institutional knowledge as we work to secure the financing for our next-generation satellite constellation, Iridium NEXT, and move on to the subsequent phase of this important project. Now that we are a public company, the CFO role needs to move into our headquarters location, and while I appreciate that wasn’t possible for Eric and his family, our team is glad that he will be continuing on in this pivotal role, based in our satellite and ground operations center in Tempe, Ariz.”

Mr. Morrison will be responsible for the financial management and planning of Iridium NEXT. As Iridium intends to complete its financing activities this summer, he will help Iridium transition into the development and project management phase of the new constellation, currently planned to begin launching in late 2014. Mr. Morrison has served as CFO of Iridium Communications Inc. since Iridium Holdings concluded its transaction with GHL Acquisition in September 2009. He was appointed CFO of Iridium Holdings in 2006. Mr. Morrison was responsible for leading Iridium Holdings through its financial transaction last year and for managing Iridium’s transition as a public company. Previously, Mr. Morrison served as vice president of finance and treasurer of Iridium Holdings. Mr. Morrison holds an MBA and a Masters of Accountancy from the University of Illinois at Urbana-Champaign. He is a graduate of Southern Illinois University and is also a Certified Public Accountant.

Additional information on Iridium’s management team can be found on the company’s website at www.iridium.com.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium NEXT. Other forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions of or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding the development and availability of financing for Iridium NEXT and other risks that affect our ability to generate cash internally, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the company’s Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 16, 2010. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release and Iridium undertakes no obligation to update forward-looking statements.

About Iridium Communications Inc.

Iridium Communications Inc. (www.iridium.com) is the only mobile satellite service (MSS) company offering coverage over the entire globe. The Iridium constellation of low-earth orbiting (LEO) cross-linked satellites provides critical voice and data services for areas not served by terrestrial communication networks. Iridium serves commercial markets through a worldwide network of distributors, and provides services to the U.S. Department of Defense and other U.S. and international government agencies. The company’s customers represent a broad spectrum of industry, including maritime, aeronautical, government/defense, public safety, utilities, oil/gas, mining, forestry, heavy equipment and transportation. Iridium has launched a major development program for its next-generation satellite constellation, Iridium NEXT. The company is headquartered in Bethesda, Md., U.S.A. and trades on the NASDAQ Global Market under the ticker symbols IRDM (common stock), IRDMW ($7.00 warrants), IRDMZ ($11.50 warrants) and IRDMU (units).

# # #